Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2015, relating to the consolidated financial statements and financial statement schedule of Connecture, Inc., appearing in the Annual Report on Form 10-K of Connecture, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

January 4, 2016